Exhibit 5.1
Direct: 214-999-4544
Direct Fax: 214-999-3544
rgray@gardere.com
August 3, 2010
Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225

Ladies and Gentlemen:
We have acted as special counsel to Tyler Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 5,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be issued pursuant to the Tyler Technologies, Inc. 2010 Stock Option Plan, as amended (the “Plan”).
With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares that from time to time may be issued or sold under the Plan, in accordance with appropriate proceedings of the Board of Directors of the Company or a committee thereof pursuant to the terms of the Plan, when so issued or sold at prices in excess of the par value of the Shares in accordance with the provisions of the Plan and related agreements entered into by the Company, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.
The foregoing opinion is limited solely to the Delaware General Corporation Law, including (without limitation) the Delaware Constitution and the reported judicial decisions interpreting such law in effect on the date hereof. This opinion letter is as of the date hereof and limited to the matter set forth above; we render no opinion, whether by implication or otherwise, as to any other matters. This opinion letter is delivered to you in connection with and for the purpose of the Registration Statement and may not be used or relied upon for any other purpose.
GARDERE WYNNE SEWELL LLP
3000 Thanksgiving Tower, 1601 Elm Street Dallas, Texas 75201-4761 • 214.999.3000 Phone • 214.999.4667 Fax
Austin • Dallas • Houston • Mexico City

Tyler Technologies, Inc.
August 3, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours, GARDERE WYNNE SEWELL LLP
By:	/s/ Randall G. Ray
Randall G. Ray, Partner